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                                                                   EXHIBIT 99.1

ENSTAR                                                        News Release
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Date:         August 24, 1998                        Contact:   Amy M. Dunaway
For Release:  Immediately                            Telephone: (334) 834-5483


                  ENSTAR ANNOUNCES SALE OF FIRST UNION STOCK

Montgomery, Alabama - August 24 1998. The Enstar Group, Inc. ("Enstar")
(ESGR: OTC) announced today that it has sold 527,307 shares of its First Union Corporation common stock in brokerage transactions over the past week. Enstar received net proceeds of approximately $27.3 million, and realized a gain of approximately $15.4 million on the sale of the shares. Following the sale, Enstar holds 500,000 shares of First Union common stock.

         The Company intends to continue to evaluate ways in which it may attempt to maximize the value of its remaining shares of First Union common stock, including additional sales of First Union common stock at prices deemed attractive by management.

         The Company does not currently own an operating business, but continues to search for one or more attractive operating businesses to acquire. As previously reported, Enstar is seeking a two-year extension of the one-year exemption from the registration requirements of the Investment Company Act of 1940, but there can be no assurance that it will be granted.